                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): December 16, 1999


                                THERMATRIX INC.
              (Exact Name of Registrant as Specified in Charter)


          Delaware                                  0-20819                                94-2958515
----------------------------------         ----------------------------         -------------------------------------
(State or Other Jurisdiction of              (Commission File Number)            (I.R.S. Employer Identification No.)
       Incorporation)


                       308 North Peters Road, Suite 100
                          Knoxville, Tennessee 37922
         (Address of principal executive offices, including zip code)

                                (423) 539-9603
             (Registrant's telephone number, including area code)

Item 5. Appointment of Administrative Receiver for Subsidiaries in the United Kingdom

On December 3, 1999 Thermatrix Inc. announced that it had not met the scheduled repayment date for a $5.7 million debt due to affiliates of Wexford Management LLC related to the acquisition of Wahlco Environmental Systems, Inc. in January of 1999. The Company stated it was in discussions with Wexford Management LLC, as agent for the lenders, to reach agreement on a timely plan for the repayment of the debt.

On December 15, 1999, during on going discussions and without consulting Thermatrix, Wexford appointed representatives of Deloitte & Touche of Leeds, England to be administrative receivers for Pentney Engineering Ltd., Wahlco Engineered Products Ltd., Wahlco Engineered Products Group Ltd., WES Property Ltd., Teddington Bellows Ltd., Teddington Bellows (Holdings) Ltd., Treste Plant Hire, Ltd. and Thermatrix Ltd. This group of companies together representing all the wholly or indirectly owned subsidiaries of Thermatrix Inc. currently operating in the United Kingdom. The administrative receivers are charged with devising and executing a plan to repay the $5.7 million of debt. Their activities are confined solely to UK entities and assets.

The Company has provided details of its on going discussions with Wexford Management LLC to the administrative receivers and is cooperating fully with them in order to achieve the complete discharge of the debt to Wexford Management LLC while preserving the integrity of its business.
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Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits

5-1    Instrument of Appointment of Administrative Receivers - Thermatrix Ltd.
5-2 Instrument of Appointment of Administrative Receivers - Wahlco Engineered Products Group, Ltd.
5-3 Instrument of Appointment of Administrative Receivers - Teddington Bellows Ltd.
5-4 Instrument of Appointment of Administrative Receivers - Teddington Bellows (Holdings) Ltd.
5-5 Instruments of Appointment of Administrative Receivers - Treste Plant Hire Ltd.
5-6 Instruments of Appointment of Administrative Receivers - Wahlco Engineered Products Ltd.
5-7 Instruments of Appointment of Administrative Receivers - Pentney Engineering Ltd.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    THERMATRIX INC.


Dated:  December 16, 1999           By:  /s/ Daniel S. Tedone
                                         ------------------------------
                                         Daniel S. Tedone, Executive
                                         Vice President and Chief Financial
                                         Officer